Form of Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is executed and delivered as of March ___, 2018, by and between Webstar Technology Group, Inc. a Wyoming corporation (the “Company”) and ____________________________ (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of [______________], as amended (the “Agreement”); and

WHEREAS, the Company and Executive wish to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1. Amendment. Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.2. The Executive shall devote such time and attention to the business affairs of the Company as mutually agreed upon in writing by the Company and Executive with the understanding that the Company has been in its organizational phase since its inception (the “Organizational Phase”). The amount of time Executive will be required to devote to the Company’s business affairs during the Organizational Phase shall not exceed five hours per week. Upon the effective date of a registration statement filed by the Company with the U.S. Securities and Exchange Commission and the Company having secured sufficient funds to support its business operations, the Company will no longer be considered in its Organizational Phase and Executive shall be obligated to devote his full working time and attention to the business and affairs of the Company for the remaining term of the Agreement. Executive shall provide services under this Agreement in a competent and efficient manner and use Executive’s reasonable and appropriate best efforts to faithfully promote the interests of the Company.

2. Amendment No. 2. Section 4.1, Base Compensation, of the Agreement is hereby amended to include the following additional sentence: The Base Compensation may be paid by the Company when it has sufficient cash resources as determined by the Board of Directors, taking into consideration the other cash obligations of the Company and its available working capital. Any unpaid Base Compensation shall be accrued by the Company.

3. Notwithstanding anything provided to the contrary in the Agreement, in the event the Financing Event does not occur by July 31, 2019, the Company shall issue the Shares in the name(s) designated by the Executive, at the request of the Executive.

4. Effective Date. The effective date of this Amendment shall be effective as of the original date of the Agreement and as result of this Amendment.

5. Miscellaneous. Except as specifically set forth herein, the provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed. This Amendment may be executed in counterpart signature pages and delivered via facsimile transmission or by e-mail transmission in Adobe portable document format, and any such counterpart executed and delivered via facsimile transmission or by e-mail transmission in Adobe portable document format shall be deemed an original of one instrument for all intents and purposes. Defined terms used herein without definition shall have the meaning given to them in the Agreement.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Amendment as of the date first set forth above.

Webstar Technology Group, Inc.		Executive

By:
Name:	Joseph Stingone	Name:
Title:	Chief Executive Officer